Exhibit 99.1

IAA, Inc. Announces Second Quarter 2022 Financial Results

Q2 Revenue Growth of 16.9% to $520.3 Million; Continued Revenue Per Unit Strength

Updates Full-Year 2022 Outlook

WESTCHESTER, Ill.--(BUSINESS WIRE)--August 9, 2022--IAA, Inc. (NYSE: IAA) today announced its financial results for the second quarter of fiscal 2022, which ended July 3, 2022.

John Kett, Chief Executive Officer and President, stated, “We continue to navigate a dynamic macro environment as reflected in our second quarter results. Our topline performance continued to benefit from solid revenue per unit trends as well as progress against our strategic initiatives, and as expected, profitability was impacted by inflationary pressures and industry volume headwinds. Despite the evolving environment, I am proud of our team’s unwavering focus on operational efficiency and delivering best-in-class service to our customers. As we look to the remainder of the year, regardless of the macro environment, we remain committed to executing on our strategic objectives, including improving our digital marketplace through data analytics and enhanced vehicle merchandising, while investing in technology and automation to further improve profitability and deliver value to all our stakeholders.”

Key Second Quarter Measures:

(Dollars in millions, except per share amounts)

	Quarter Ended		% Change	Year to Date Ended		% Change
	July 3, 2022	June 27, 2021		July 3, 2022	June 27, 2021
Revenues	$520.3	$445.1	16.9%	$1,077.9	$868.6	24.1%
Net Income	$82.7	$82.9	(0.2)%	$164.2	$155.4	5.7%
Adjusted Net Income	$82.7	$93.3	(11.4)%	$172.0	$171.2	0.5%
Diluted EPS	$0.62	$0.61	1.6%	$1.22	$1.15	6.1%
Adjusted Diluted EPS	$0.62	$0.69	(10.1)%	$1.28	$1.27	0.8%
Adjusted EBITDA	$136.2	$152.6	(10.7)%	$286.0	$285.8	0.1%

Highlights for the Second Quarter Ended July 3, 2022:

  Consolidated revenues increased 16.9% to $520.3 million from $445.1 million in the second quarter of fiscal 2021. Foreign currency movements had a negative impact of $4.1 million on revenue for the quarter. Revenue from our recent acquisitions of Auto Exchange and SYNETIQ was $39.5 million. Excluding these items, organic revenue increased $39.8 million, or 8.9%, to $484.9 million, consisting of a higher revenue per unit of 12.6%, partially offset by a decrease in volume of 3.2%. Service revenues increased 8.9% to $416.6 million from $382.5 million in the second quarter of fiscal 2021 due to higher revenue per unit and incremental revenue from the SYNETIQ acquisition, partially offset by lower volume of vehicles sold. Vehicle and parts sales increased 65.7% to $103.7 million, compared to $62.6 million in the second quarter of fiscal 2021, primarily due to higher revenue per unit and incremental revenue from the SYNETIQ acquisition, partially offset by lower volume of vehicles sold. U.S. revenues increased by 6.5% to $418.5 million from $393.0 million in the second quarter of fiscal 2021. U.S. revenues were driven by higher revenue per unit, partially offset by lower volume. International revenues increased by 95.4% to $101.8 million from $52.1 million in the second quarter of fiscal 2021. International revenues increased primarily due to the acquisition of SYNETIQ and higher volume in Canada.

  Gross profit, which is defined as total consolidated revenues minus cost of services and vehicle and parts sales, and exclusive of depreciation and amortization, decreased by 7.1% to $182.0 million from $195.9 million in the second quarter of fiscal 2021. The decrease in gross profit was primarily due to a lower volume of vehicles sold, a higher mix of lower margin purchased vehicle and parts sales, market dynamics in our International segment, and higher costs for towing, occupancy and wages, partially offset by higher revenue per unit. Gross margin in the quarter declined by 900 basis points to 35.0% from 44.0% in the prior year period. Purchased vehicle and parts mix accounted for approximately 200 basis points of this decline.

  Selling, general and administrative (“SG&A”) expenses increased by 8.7% to $47.5 million from $43.7 million in the second quarter of fiscal 2021. Adjusted SG&A expenses were $45.4 million, an increase of 4.8% compared to Adjusted SG&A expenses of $43.3 million in the second quarter of fiscal 2021. Adjusted SG&A expenses increased primarily due to incremental costs from our recent acquisitions of Auto Exchange and SYNETIQ, higher headcount and higher spending on information technology, partially offset by lower incentive compensation.

  Interest expense was $11.5 million compared to $21.9 million in the second quarter of fiscal 2021. The decrease in interest expense was primarily due to a $10.3 million loss on early extinguishment of debt that was recognized in the second quarter of 2021.

  The effective tax rate was 10.9% versus 24.7% in the second quarter of fiscal 2021. The effective tax rate in the second quarter of fiscal 2022 benefited from favorable adjustments of $13.3 million resulting from a change in the estimate for Foreign Derived Intangible Income (“FDII”). The adjustments are recorded as an $8.6 million discrete item and a $4.7 million benefit in the second quarter of 2022.

  Net income decreased by 0.2% to $82.7 million, or $0.62 per diluted share, compared to $82.9 million, or $0.61 per diluted share, in the second quarter of fiscal 2021. Adjusted net income decreased by 11.4% to $82.7 million, or $0.62 per diluted share, compared to $93.3 million, or 0.69 per diluted share, in the second quarter of fiscal 2021.

  Adjusted EBITDA decreased by 10.7% to $136.2 million from $152.6 million in the second quarter of fiscal 2021, primarily due to lower gross profit and higher SG&A expenses. Adjusted EBITDA includes unfavorable foreign currency movements of $0.1 million and contributions from Auto Exchange and SYNETIQ of $3.4 million in the second quarter of fiscal 2022. Excluding these items, organic Adjusted EBITDA was $132.9 million, a decrease of 12.9% compared to the second quarter of fiscal 2021.

Highlights for the Year-to-Date Ended July 3, 2022:

  Consolidated revenues increased 24.1% to $1,077.9 million from $868.6 million in the prior year period. Foreign currency movements had a negative impact of $4.9 million on revenue for the year. Revenue from our recent acquisitions of Auto Exchange and SYNETIQ was $89.0 million. Excluding these items, organic revenue increased 14.4% to $993.8 million, consisting of higher revenue per unit of 14.2% as well as an increase in volume of 0.2%. Service revenues increased 14.6% to $851.6 million from $742.9 million in the prior year period due to higher revenue per unit, higher volume of vehicles sold, and incremental revenue from the Auto Exchange and SYNETIQ acquisitions. Vehicle and parts sales increased 80.0% to $226.3 million, compared to $125.7 million in the prior year period, primarily due to higher revenue per unit, higher volume of vehicles sold, and incremental revenue from the SYNETIQ acquisition. U.S. segment revenues increased by 14.1% to $857.3 million from $751.3 million in the prior year period. U.S. revenues were driven by higher revenue per unit, partially offset by lower volume. International segment revenues increased by 88.1% to $220.6 million from $117.3 million in the prior year period. International revenues increased primarily due to the acquisition of SYNETIQ, higher volume in Canada and higher revenue per unit.

  Gross profit, which is defined as total consolidated revenues minus cost of services and vehicle and parts sales, and exclusive of depreciation and amortization, increased by 4.0% to $383.2 million from $368.6 million in the prior year period. The increase in gross profit was primarily due to higher revenue per unit and a higher volume of vehicles sold, partially offset by a higher mix of lower margin purchased vehicle and parts sales, and higher costs for towing, wages and occupancy. Year-to-date gross margin decreased by 680 basis points versus the prior year to 35.6%. Purchased vehicle and parts mix accounted for approximately 195 basis points of this decline.

  SG&A expenses increased by 16.9% to $101.8 million from $87.1 million in the prior year period. Adjusted SG&A expenses were $96.9 million, an increase of 17.2% compared to Adjusted SG&A expenses of $82.7 million in the prior year period. Adjusted SG&A expenses increased primarily due to incremental costs from our recent acquisitions of Auto Exchange and SYNETIQ, higher headcount and higher spending on information technology, partially offset by lower incentive compensation.

  Interest expense was $22.7 million compared to $34.9 million in the prior year period. The decrease in interest expense was primarily due to lower interest rates as a result of the refinancing of our credit facility completed in the second quarter of 2021, as well as a $10.3 million loss on early extinguishment of debt recognized in the second quarter of 2021.

  The effective tax rate was 18.2% versus 24.9% in the prior year period. The effective tax rate in the current year period benefited from favorable adjustments of $13.3 million resulting from a change in the estimate for FDII. The adjustments are recorded as an $8.6 million discrete item and a $4.7 million benefit in the second quarter of 2022.

  Net income increased by 5.7% to $164.2 million, or $1.22 per diluted share, compared to $155.4 million, or $1.15 per diluted share, in the prior year period. Adjusted net income increased by 0.5% to $172.0 million, or $1.28 per diluted share, compared to $171.2 million, or $1.27 per diluted share, in the prior year period.

  Adjusted EBITDA increased by 0.1% to $286.0 million from $285.8 million in the prior year period, primarily due to higher revenue and gross profit, partially offset by higher SG&A expenses. Adjusted EBITDA includes unfavorable foreign currency movements of $0.1 million and contributions from Auto Exchange and SYNETIQ of $10.6 million. Excluding these items, organic Adjusted EBITDA was $275.5 million, a decrease of 3.6% over the prior year period.

Other Financial Highlights as of July 3, 2022:

  Net Debt: $1,032.8 million
  Leverage Ratio: 1.9x
  Year-to-date Net Cash Provided by Operating Activities: $230.3 million
  Year-to-date Free Cash Flow: $193.9 million
  Repurchased $27.2 million of stock during the first six months of fiscal 2022; $338.8 million remaining on authorization
  Liquidity: $657.1 million
  Second quarter 2022 year-over-year vehicle inventory change: -2.6%

Please refer to the accompanying financial tables for a reconciliation of Net Debt, Leverage Ratio and Free Cash Flow to U.S. GAAP.

Outlook:

For fiscal 2022, the Company is updating its outlook, and now expects the following:

  Total revenue within a range of $2.020 billion - $2.075 billion, including a negative impact from currency of approximately $14.0 - $16.0 million. The currency impact has increased from the prior quarter guidance due to the strengthening of the U.S. dollar versus the British Pound. In addition, SYNETIQ revenue is now expected to be $160 million - $170 million.
    Organic revenue growth* is expected to be 3.5% - 6.0% from fiscal 2021 revenues of $1,837.4 million.
  Total Adjusted EBITDA within a range of $540 million to $560 million, including a negative impact from currency of approximately $2.0 - $3.0 million.
    Organic Adjusted EBITDA growth* is expected to be within a range of flat to down 5.0% from fiscal 2021 Adjusted EBITDA of $547.3 million.
  Interest expense, net, is expected to be in the range of $50.0 million - $52.0 million.
  Effective tax rate is expected to be in the range of 22.0% - 23.0% excluding discrete items.
  Depreciation and amortization is expected to be in the range of $105.0 million - $110.0 million.

*Organic revenue growth and organic Adjusted EBITDA growth exclude the impact of acquisitions prior to their first anniversary as well as foreign currency movements.

The Company has not provided a reconciliation of organic revenue, Adjusted EBITDA or organic Adjusted EBITDA outlook for fiscal 2022 to GAAP revenues or net income, respectively, the most directly comparable GAAP financial measures because, without unreasonable efforts, it is unable to predict with reasonable certainty the amount or timing of non-GAAP adjustments that are used to calculate organic revenue, Adjusted EBITDA or organic Adjusted EBITDA, including but not limited to: in the case of organic revenue, (a) sales from acquired businesses recorded prior to the first anniversary of the acquisition and (b) the impact of foreign currency movements; in the case of Adjusted EBITDA, (a) non-income, tax-related accruals, (b) fair value adjustments related to contingent considerations, (c) severance, restructuring and other retention expenses, (d) the net loss or gain on the sale of assets or expenses associated with certain M&A, financing and other transactions, (e) acquisition costs, (f) certain professional fees, (g) other expenses that we do not believe are indicative of our ongoing operations, and (h) gains and losses related to foreign currency exchange rates; and in the case of organic Adjusted EBITDA, the same adjustments that are used to calculate Adjusted EBITDA, as well as (a) EBITDA from acquired businesses recorded prior to the first anniversary of the acquisition, and (b) the impact of foreign currency movements. These adjustments are uncertain, depend on factors that are beyond our control, and could have a material impact on revenues or net income for fiscal 2022.

Conference Call Information:

A conference call to discuss the second quarter fiscal 2022 financial results is scheduled for today, August 9, 2022, at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to join a live audio webcast of the conference call. The webcast is available online at https://investors.iaai.com/.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at https://investors.iaai.com/ for one year.

About IAA, Inc.

IAA, Inc. (NYSE: IAA) is a leading global marketplace connecting vehicle buyers and sellers. Leveraging leading-edge technology and focusing on innovation, IAA’s unique platform facilitates the marketing and sale of total-loss, damaged and low-value vehicles for a full spectrum of sellers. Headquartered near Chicago in Westchester, Illinois, IAA has nearly 4,500 employees and more than 210 facilities throughout the U.S., Canada and the United Kingdom. IAA serves a global buyer base - located throughout over 170 countries - and a full spectrum of sellers, including insurers, dealerships, fleet lease and rental car companies, and charitable organizations. Buyers have access to multiple digital bidding and buying channels, innovative vehicle merchandising, and efficient evaluation services, enhancing the overall purchasing experience. IAA offers sellers a comprehensive suite of services aimed at maximizing vehicle value, reducing administrative costs, shortening selling cycle time and delivering the highest economic returns. For more information, visit IAAI.com and follow IAA on Facebook, Twitter, Instagram, YouTube and LinkedIn.

Forward-Looking Statements: Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements made that are not historical facts may be forward-looking statements and can be identified by words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions. In this release, such forward-looking statements include statements regarding our fiscal 2022 outlook, expectations regarding industry fundamentals and the value proposition we offer to our customer base and our ability to execute on our strategic initiatives. Such statements are based on management’s current expectations, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: the impact of macroeconomic factors, including high fuel prices and rising inflation, on our revenues, gross profit and operating results; the loss of one or more significant vehicle seller customers or a reduction in significant volume from such sellers; our ability to meet or exceed customers’ demand and expectations; significant current competition and the introduction of new competitors or other disruptive entrants in our industry; the risk that our facilities lack the capacity to accept additional vehicles and our ability to obtain land or renew/enter into new leases at commercially reasonable rates; our ability to effectively maintain or update information and technology systems; our ability to implement and maintain measures to protect against cyberattacks and comply with applicable privacy and data security requirements; our ability to successfully implement our business strategies or realize expected cost savings and revenue enhancements, including from our margin expansion plan; business development activities, including acquisitions and the integration of acquired businesses, and the risks that the anticipated benefits of any acquisitions may not be fully realized or take longer to realize than expected; our expansion into markets outside the U.S. and the operational, competitive and regulatory risks facing our non-U.S. based operations; our reliance on subhaulers and trucking fleet operations; changes in used-vehicle prices and the volume of damaged and total loss vehicles we purchase; economic conditions, including fuel prices, commodity prices, foreign exchange rates and interest rate fluctuations; trends in new- and used-vehicle sales and incentives; uncertainties regarding ongoing surges of COVID-19 infections, including new more contagious and / or vaccine-resistant variants, and the impact on the duration and severity of the COVID-19 pandemic, and the measures taken to reduce its spread, including the availability, rate of public acceptance and efficacy of COVID-19 vaccines; and other risks and uncertainties identified in our filings with the Securities and Exchange Commission (the “SEC”), including under "Risk Factors" in our Form 10-K for the year ended January 2, 2022 filed with the SEC on February 28, 2022 and Item 1A “Risk Factors” in our Quarterly Report on Form 10-Q filed with the SEC on May 10, 2022. Other risks and uncertainties that are not presently known to us or that we currently deem immaterial may also affect our business or operating results. The forward-looking statements included in this release are made as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statement to reflect new information or events, except as required by law.

Non-GAAP Financial Information

We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information" and “Reconciliation of GAAP to Non-GAAP Financial Information” for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

IAA, Inc.
Consolidated Statements of Income
(Amounts in Millions, Except Per Share)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2022	June 27, 2021	July 3, 2022	June 27, 2021

Revenues:
Service revenues	$416.6	$382.5	$851.6	$742.9
Vehicle and parts sales	103.7	62.6	226.3	125.7
Total revenues	520.3	445.1	1,077.9	868.6
Operating expenses:
Cost of services	242.7	197.6	495.0	394.0
Cost of vehicle and parts sales	95.6	51.6	199.7	106.0
Selling, general and administrative	47.5	43.7	101.8	87.1
Depreciation and amortization	26.6	20.5	52.7	40.3
Total operating expenses	412.4	313.4	849.2	627.4
Operating profit	107.9	131.7	228.7	241.2
Interest expense, net	11.5	21.9	22.7	34.9
Other expense (income), net	3.6	(0.3)	5.2	(0.7)
Income before income taxes	92.8	110.1	200.8	207.0
Income taxes	10.1	27.2	36.6	51.6
Net income	$82.7	$82.9	$164.2	$155.4

Net income per share:
Basic	$0.62	$0.61	$1.22	$1.15
Diluted	$0.62	$0.61	$1.22	$1.15

Weighted average common shares outstanding:
Basic	133.9	134.8	134.1	134.7
Diluted	134.0	135.3	134.3	135.3

IAA, Inc.
Consolidated Balance Sheets
(Amounts in Millions)
(Unaudited)

	July 3, 2022	January 2, 2022
Assets

Current assets
Cash and cash equivalents	$137.6	$109.4
Restricted cash	—	53.0
Accounts receivable, net of allowances of $9.3 and $9.1	394.8	465.7
Prepaid consigned vehicle charges	60.7	72.2
Other current assets	93.5	69.6
Total current assets	686.6	769.9

Non-current assets
Operating lease right-of-use assets, net of accumulated amortization of $288.1 and $238.3	1,122.9	1,024.4
Property and equipment, net of accumulated depreciation of $551.1 and $531.9	327.0	338.1
Goodwill	769.2	797.5
Intangible assets, net of accumulated amortization of $578.1 and $549.6	188.6	197.5
Other assets	31.3	26.9
Total non-current assets	2,439.0	2,384.4
Total assets	$3,125.6	$3,154.3

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable	$191.2	$163.5
Short-term right-of-use operating lease liability	88.0	94.3
Accrued employee benefits and compensation expenses	27.1	44.2
Other accrued expenses	73.1	124.6
Current maturities of long-term debt	24.4	181.3
Total current liabilities	403.8	607.9

Non-current liabilities
Long-term debt	1,105.6	1,120.6
Long-term right-of-use operating lease liability	1,079.4	984.8
Deferred income tax liabilities	70.9	74.8
Other liabilities	27.4	32.6
Total non-current liabilities	2,283.3	2,212.8

Stockholders' equity
Total stockholders' equity	438.5	333.6
Total liabilities and stockholders' equity	$3,125.6	$3,154.3

IAA, Inc.
Consolidated Statements of Cash Flows
(Amounts in Millions)
(Unaudited)

	Six Months Ended
	July 3, 2022	June 27, 2021
Operating activities
Net income	$164.2	$155.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52.7	40.3
Operating lease expense	86.8	73.3
Stock-based compensation	5.8	5.4
Provision for credit losses	0.4	(0.2)
Loss on extinguishment of debt	—	10.3
Amortization of debt issuance costs	1.4	1.9
Deferred income taxes	(2.3)	5.6
Change in contingent consideration liabilities	3.0	—
Other	3.7	(0.2)
Changes in operating assets and liabilities:
Operating lease payments	(95.9)	(69.7)
Accounts receivable and other assets	66.7	32.2
Accounts payable and accrued expenses	(56.2)	(3.6)
Net cash provided by operating activities	230.3	250.7

Investing activities
Acquisition of business, net of cash acquired	—	(4.0)
Purchases of property, equipment and computer software	(75.1)	(57.8)
Proceeds from the sale of property and equipment	38.7	0.4
Other	(1.6)	(1.3)
Net cash used by investing activities	(38.0)	(62.7)

Financing activities
Net increase in book overdrafts	49.3	—
Proceeds from debt issuance	—	650.0
Payments of long-term debt	(173.1)	(774.0)
Deferred financing costs	(0.1)	(4.6)
Finance lease payments	(6.7)	(5.9)
Purchase of treasury stock	(27.2)	—
Issuance of common stock under stock plans	0.3	0.4
Proceeds from issuance of employee stock purchase plan shares	0.7	0.8
Tax withholding payments for vested RSUs	(6.9)	(7.2)
Payment of contingent consideration	(51.4)	—
Net cash used by financing activities	(215.1)	(140.5)
Effect of exchange rate changes on cash and restricted cash	(2.0)	1.8
Net (decrease) increase in cash, cash equivalents and restricted cash	(24.8)	49.3
Cash, cash equivalents and restricted cash at beginning of period	162.4	232.8
Cash, cash equivalents and restricted cash at end of period	$137.6	$282.1
Cash paid for interest, net	$21.8	$23.5
Cash paid for taxes, net	$53.5	$44.7

Note Regarding Non-GAAP Financial Information

This press release includes the following non-GAAP financial measures: organic revenue growth, Adjusted SG&A expenses, Adjusted net income, Adjusted diluted earnings per share (“Adjusted EPS”), Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA"), organic Adjusted EBITDA, free cash flow, and leverage ratio (defined as Net Debt divided by latest twelve month’s (“LTM”) Adjusted EBITDA). These measures are reconciled to their most directly comparable GAAP financial measures as provided in “Reconciliation of GAAP to Non-GAAP Financial Information” below.

Each of the non-GAAP measures disclosed in this press release should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. Management uses these financial measures and key performance indicators to assess the Company’s financial operating performance, and we believe that these measures provide useful information to investors by offering additional ways of viewing the Company’s results, as noted below.

  Organic revenue growth is growth in GAAP revenue adjusted to exclude (a) sales from acquired businesses recorded prior to the first anniversary of the acquisition, and (b) the impact of foreign currency movements. We believe that this measure helps investors analyze revenue on a comparable basis versus the prior year.

  Adjusted SG&A expense is a non-GAAP financial measure calculated as GAAP SG&A expenses further adjusted for items that management believes are not representative of ongoing operations, including, but not limited to, (a) non-income, tax-related accruals, (b) fair value adjustments related to contingent consideration, (c) severance, restructuring and other retention expenses, (d) certain professional fees and (e) acquisition costs. We believe this measure helps investors understand the Company’s ongoing cost and expense structure and compare it to prior and future periods.

  Adjusted net income and Adjusted EPS are non-GAAP financial measures calculated as net income further adjusted for items that management believes are not representative of ongoing operations including, but not limited to, (a) loss on extinguishment of debt, (b) non-income, tax-related accruals, (c) fair value adjustments related to contingent consideration, (d) severance, restructuring and other retention expenses, (e) the net loss or gain on the sale of assets or expenses associated with certain M&A, financing and other transactions, (f) acquisition costs, and (g) certain professional fees, as well as (h) gains and losses related to foreign currency exchange rates, and (i) the amortization of acquired intangible assets, and further adjusted to reflect the tax impact of these items. We believe that these measures help investors understand the long-term profitability of our Company and compare our profitability to prior and future periods.

  Adjusted EBITDA is a non-GAAP financial measure calculated as net income before income taxes, interest expense, and depreciation and amortization (“EBITDA”) and further adjusted for items that management believes are not representative of ongoing operations including, but not limited to, (a) non-income, tax-related accruals, (b) fair value adjustments related to contingent consideration (c) severance, restructuring and other retention expenses, (d) the net loss or gain on the sale of assets or expenses associated with certain M&A, financing and other transactions, (e) acquisition costs, and (f) certain professional fees, as well as (g) gains and losses related to foreign currency exchange rates. Organic Adjusted EBITDA is further adjusted to exclude (a) EBITDA from acquired businesses recorded prior to the first anniversary of the acquisition, and (b) the impact of foreign currency movements. We believe that these measures provide useful information regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and help investors compare our performance to prior and future periods.

  Free cash flow is a non-GAAP measure defined as cash flows from operating activities less purchases of property, equipment and computer software, and plus proceeds from the sale of equipment. We believe that this measure helps investors understand our ability to generate cash without external financings, invest in our business, grow our business through acquisitions and return capital to shareholders. A limitation of free cash flow is that is does not consider the Company’s debt service requirements and other non-discretionary expenditures. As a result, free cash flow is not necessarily representative of cash available for discretionary expenditures.

  Leverage ratio is a non-GAAP measure defined as Net Debt divided by LTM Adjusted EBITDA. Net Debt is defined as total debt less cash. LTM Adjusted EBITDA is defined as Adjusted EBITDA over the prior twelve month period. We believe these measures help investors understand our capital structure and level of debt compared to prior and future periods.

Reconciliation of GAAP to Non-GAAP Financial Information

IAA, Inc.
Reconciliation of Organic Revenue Growth
(Amounts in Millions)
(Unaudited)

	Three Months Ended July 3, 2022 vs. June 27, 2021	Six Months Ended July 3, 2022 vs. June 27, 2021

Revenue Growth	$75.2	$209.3
Add:
Acquisitions revenue	(39.5)	(89.0)
Foreign currency impact	4.1	4.9
Organic Revenue Growth	$39.8	$125.2
IAA, Inc.
Reconciliation of Adjusted Selling, General and Administrative Expenses
(Amounts in Millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2022	June 27, 2021	July 3, 2022	June 27, 2021

Selling, general and administrative expenses	$47.5	$43.7	$101.8	$87.1
Less non-GAAP adjustments:
Non-income, tax related accrual	—	—	—	2.7
Fair value adjustments related to contingent consideration	1.2	—	3.0	—
Retention / severance / restructuring	—	—	0.1	0.6
Professional fees	0.9	0.3	1.3	1.0
Acquisition costs	—	0.1	0.5	0.1
Adjusted selling, general and administrative expenses	$45.4	$43.3	$96.9	$82.7

IAA, Inc.
Reconciliation of Adjusted Net Income
(Amounts in Millions, Except Per Share)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2022	June 27, 2021	July 3, 2022	June 27, 2021

Net Income	$82.7	$82.9	$164.2	$155.4
Add back non-GAAP adjustments
Loss on extinguishment of debt	—	10.3	—	10.3
Non-income, tax related accrual	—	—	—	2.7
Fair value adjustments related to contingent consideration	1.2	—	3.0	—
Retention / severance / restructuring	—	—	0.1	0.6
Gain on sale of assets	(0.4)	—	(0.6)	(0.2)
Professional fees	0.9	0.3	1.3	1.0
Acquisition costs	—	0.1	0.5	0.1
Non-operating foreign exchange loss/(gain)	3.6	(0.3)	5.5	(0.6)
Amortization of acquired intangible assets	5.6	3.2	11.4	6.4
Non-GAAP adjustments to income before income taxes	10.9	13.6	21.2	20.3

Income tax impact of Non-GAAP adjustments to income before income taxes	(2.3)	(3.4)	(4.8)	(5.1)
Discrete tax items	(8.6)	0.2	(8.6)	0.6
Non-GAAP adjustments to net income	—	10.4	7.8	15.8
Adjusted net income	$82.7	$93.3	$172.0	$171.2

GAAP diluted EPS	$0.62	$0.61	$1.22	$1.15
EPS impact of Non-GAAP Adjustments	—	0.08	0.06	0.12
Adjusted diluted EPS	$0.62	$0.69	$1.28	$1.27

Note: Amounts will not always recalculate due to rounding

IAA, Inc.
Reconciliation of Adjusted EBITDA and Organic Adjusted EBITDA
(Amounts in Millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2022	June 27, 2021	July 3, 2022	June 27, 2021

Net income	$82.7	$82.9	$164.2	$155.4
Add: income taxes	10.1	27.2	36.6	51.6
Add: interest expense, net	11.5	21.9	22.7	34.9
Add: depreciation & amortization	26.6	20.5	52.7	40.3
EBITDA	130.9	152.5	276.2	282.2
Add back non-GAAP adjustments
Non-income, tax related accrual	—	—	—	2.7
Fair value adjustments related to contingent consideration	1.2	—	3.0	—
Retention / severance / restructuring	—	—	0.1	0.6
Gain on sale of assets	(0.4)	—	(0.6)	(0.2)
Professional fees	0.9	0.3	1.3	1.0
Acquisition costs	—	0.1	0.5	0.1
Non-operating foreign exchange loss/(gain)	3.6	(0.3)	5.5	(0.6)
Adjusted EBITDA	136.2	152.6	286.0	285.8
Currency movements	0.1	—	0.1	—
Acquisitions EBITDA	(3.4)	—	(10.6)	—
Organic Adjusted EBITDA	$132.9	$152.6	$275.5	$285.8

Note: Amounts will not always recalculate due to rounding

IAA, Inc.
Reconciliation of Adjusted LTM EBITDA
(Amounts in millions)
(Unaudited)

	Quarter Ended				LTM Ended
	9/26/21	1/2/22	4/3/22	7/3/22	7/3/22

Net income	$65.7	$73.3	$81.5	$82.7	$303.2
Add: income taxes	19.8	22.2	26.5	10.1	78.6
Add: interest expense, net	11.1	11.7	11.2	11.5	45.5
Add: depreciation & amortization	21.2	25.0	26.1	26.6	98.9
EBITDA	117.8	132.2	145.3	130.9	526.2
Add back non-GAAP adjustments
Fair value adjustments related to contingent consideration	—	2.3	1.8	1.2	5.3
Retention / severance / restructuring	1.3	0.4	0.1	—	1.8
(Gain)/Loss on sale of assets	(0.2)	0.3	(0.2)	(0.4)	(0.5)
Acquisition costs	1.7	4.8	0.5	—	7.0
Professional fees	—	—	0.4	0.9	1.3
Non-operating foreign exchange loss	0.5	0.4	1.9	3.6	6.4
Adjusted EBITDA	$121.1	$140.4	$149.8	$136.2	$547.5

Note: Amounts will not always recalculate due to rounding

IAA, Inc.
Reconciliation of Net Debt
(Amounts in Millions)
(Unaudited)

July 3, 2022
Term Loan	$641.9
Senior Notes	500.0
Capital Leases	28.5
Total Debt	1,170.4
Less: Cash	137.6
Net Debt	$1,032.8
IAA, Inc.
Reconciliation of Free Cash Flow
(Amounts in Millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2022	June 27, 2021	July 3, 2022	June 27, 2021

Net cash provided by operating activities	$132.6	$129.4	$230.3	$250.7
Proceeds from the sale of property and equipment	1.6	0.2	38.7	0.4
Less: Purchases of property, equipment and computer software	(44.2)	(27.5)	(75.1)	(57.8)

Free cash flow	$90.0	$102.1	$193.9	$193.3

Contacts

Media Inquiries:
Jeanene O’Brien
SVP Marketing and Communications
jobrien@iaai.com| (708) 492-7328

Investor Inquiries:
Farah Soi/Caitlin Churchill
ICR
IAA_ICR@icrinc.com | (203) 682-8200